Exhibit (n)
Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No.1 to File No. 333-213517 and Amendment No. 26 to File No. 811-21652) of Fiduciary/Claymore MLP Opportunity Fund of our report dated January 26, 2017 on the financial statements and financial highlights of Fiduciary/Claymore MLP Opportunity Fund included in the November 30, 2016 Annual Report to Shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
February 16, 2017